Exhibit 2.6

ASSIGNMENT, ASSUMPTION

AND ADMISSION AGREEMENT

(Thomas E. Lipar, Eric T. Lipar and RE Finance Partners, Ltd. to LGI Homes, Inc.)

This Assignment, Assumption and Admission Agreement (“Agreement”) is made to be effective as of the 13th day of November, 2013 (the “Effective Date”), by and among Thomas E. Lipar (“Tom”), Eric T. Lipar (“Eric”), both Texas residents, and RE Finance Partners, Ltd., a Texas limited partnership (“RE Finance” and collectively with Tom and Eric, “Assignors”), and LGI Homes, Inc., a Delaware corporation (“Assignee”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Company Agreement (defined below).

RECITALS

A. Tom and Eric are the Managers and together with RE Finance, Members of LGI Homes Corporate, LLC, a Texas limited liability company (“Corporate”), and collectively own 100% of the Membership Interests of Corporate pursuant to the Company Agreement dated March 4, 2010, as it may be amended from time to time (the “Company Agreement”).

B. Assignors wish to assign all right, title and interest in all of their Membership Interests in Corporate to Assignee (the “Assigned Interests”) in exchange for 1,567,072 shares of common stock in Assignee issued to Tom, 522,357 shares of common stock in Assignee issued to Eric, and 368,723 shares of common stock in Assignee issued to RE Finance.

C. Assignee desires to accept the Assigned Interests and be admitted to Corporate as a substituted Member, to assume all of the obligations as the sole Member of Corporate, and as of the Effective Date, in lieu of joining the Company Agreement, to adopt and execute the Amended and Restated Company Agreement attached to this Agreement as Exhibit A (the “Restated Company Agreement”).

D. Pursuant to Article 15 of the Company Agreement, the consent of all Members is required to approve a Transfer of Membership Interests and to admit substituted Members, and by their execution below, Assignors hereby consent to the Transfers set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Assignment. Assignors hereby sell, transfer, convey and assign, as of the Effective Date, the Assigned Interests to Assignee in exchange for 1,567,072 shares of common stock in Assignee issued to Tom, 522,357 shares of common stock in Assignee issued to Eric, and 368,723 shares of common stock in Assignee issued to RE Finance (together, the “Shares”).

Assumption. Assignee hereby agrees to (i) issue the Shares to the Assignors, (ii) assume and undertake to perform and discharge all of the obligations accruing from and after the Effective Date that are attributable to the Assigned Interests. Assignors hereby agree to indemnify and hold Assignee harmless with respect to obligations and liabilities attributable to the Assigned Interests which accrued on or before the Effective Date.

Representations and Warranties.

Each Assignor represents and warrants to and for the benefit of Assignee that (i) he or it has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of each Assignor, enforceable in accordance with its terms and conditions; (iii) the aggregate Assigned Interests represent all of the Membership Interests in Corporate; (iv) the Assigned Interests are conveyed to Assignee free and clear of all liens, claims and encumbrances; (v) each Assignor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (vi) each Assignor is acquiring his or its respective Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws; (vii) each Assignor understands that the Shares issued to him or it will not have been registered pursuant to the Securities Act or any applicable state securities laws, that such Shares will be characterized as “restricted securities” under federal securities laws, that under such laws and applicable regulations such Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that the certificates representing such Shares will bear restrictive legends stating the foregoing.

Assignee represents and warrants to and for the benefit of Assignors that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of Assignee, enforceable in accordance with its terms and conditions; and (iii) the Shares are duly authorized, validly issued, fully paid and non-assessable.

Waiver of Legal Opinion. Tom and Eric, as the Managers of Corporate, hereby expressly waive the delivery of a legal opinion by Assignors or Assignee pursuant to Section 15.4(b) of the Company Agreement.

Admission of Assignee as Substitute Member. As of the Effective Date, Assignee is admitted as the sole Member of Corporate, with all of the rights, privileges and obligations accruing to a Member of Corporate.

Amended and Restated Company Agreement. Assignee hereby acknowledges and agrees as follows: (i) it has read and understands the Restated Company Agreement; (ii) its rights and obligations as the sole Member of Corporate are subject to all of the terms, conditions and covenants set forth in, and liens, security interests, pledges, options and encumbrances, if any, created by or under, the Restated Company Agreement; and (iii) with respect to the Assigned Interests held by it and any additional Membership Interests hereafter acquired by it, it shall be bound by and promptly and fully perform or cause to be performed, and comply or cause to be complied with, all of the terms, conditions and covenants agreed to be done, kept and performed by the Restated Company Agreement, to the extent such obligations arise or are due to be performed or observed after the Effective Date.

Further Assurance. Each of the parties hereto agrees to execute any documents required to evidence further or to confirm the assignments effected hereby.

Spousal Consent. Each individual Assignor’s spouse joins in the execution of this Agreement to evidence her acknowledgment and agreement to the transactions contemplated by this Agreement with respect to her marital interest, if any, in and to the Assigned Interests.

Miscellaneous.

All of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns and legal representatives.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Electronic signatures shall be accepted as original signatures.

Whenever used in this Agreement, the singular number shall include the plural, and the plural number will include the singular, and pronouns in the masculine, feminine, or neuter gender shall include each other gender.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Recitals are part of this Agreement and shall be considered in its interpretation.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be modified to the minimum extent necessary for the Agreement to be enforceable and, if necessary, to equitably adjust the parties’ respective rights and obligations.

*    *    *    *    *    *

EXECUTED to be effective as of the Effective Date.

ASSIGNORS:

/s/ Thomas E. Lipar
Thomas E. Lipar, Individually

/s/ Eric T. Lipar
Eric T. Lipar, Individually

RE FINANCE PARTNERS, LTD., a Texas limited partnership

By:	Lipar Group, Inc., General Partner

	By:	/s/ Thomas E. Lipar
Thomas E. Lipar, President

ASSIGNEE:

LGI HOMES, INC., a Delaware corporation

By:	/s/ Eric T. Lipar
Eric T. Lipar, Chief Executive Officer

ASSIGNMENT, ASSUMPTION

AND ADMISSION AGREEMENT – LGI HOMES CORPORATE, LLC

Acknowledged and agreed to as of the Effective Date:

/s/ Melany A. Lipar
Printed Name: Melany A. Lipar
Spouse of Thomas E. Lipar

/s/ Denise Lipar
Printed Name: Denise Lipar
Spouse of Eric T. Lipar